Exhibit 99.2

Press Release

For Immediate Release

Contact: David Morris
President and CEO,
Chief Financial Officer
(714) 670-2488

RBB Bancorp Declares Quarterly Cash Dividend of $0.16 Per Share

LOS ANGELES--(BUSINESS WIRE)--January 19, 2023-- RBB Bancorp (NASDAQ: RBB) and its subsidiaries, Royal Business Bank ("the Bank") and RBB Asset Management Company ("RAM"), collectively referred to herein as "the Company", announced that its Board of Directors has declared a quarterly cash dividend of $0.16 per share. The dividend is payable on February 10, 2023 to common shareholders of record as of January 30, 2023.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of September 30, 2022, the company had total assets of $4.0 billion. Royal Business Bank, its wholly-owned subsidiary, is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.